UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 5, 2010
Date of Report (date of Earliest Event Reported)

TELETOUCH COMMUNICATIONS, INC.
(Exact Name of Company as Specified in its Charter)

DELAWARE	001-13436	75-2556090
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

5718 Airport Freeway, Fort Worth, Texas 76117
 (Address of principal executive offices and zip code)

(800) 232-3888
 (Company’s telephone number, including area code)

Not applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On May 4, 2010, Teletouch Communications, Inc.’s wholly-owned subsidiary, Progressive Concepts, Inc. (the “Company”) entered in a certain Mutual Release and Settlement Agreement (the “Agreement”) with Hawk Electronics, Inc. (“Hawk”). The foregoing settlement followed a litigation matter styled Progressive Concepts, Inc. d/b/a Haw Electronics v. Hawk Electronics, Inc. Case No. 4-08CV-438-Y, by the Company against Hawk in the US District Court for the Northern District of Texas which alleged, among other things, infringement on the tradename Hawk Electronics, as well as counterclaims by Hawk against the Company of, among other things, trademark infringement and dilution.

Under terms of the Agreement, the parties executed mutual releases of claims against each other and agreed to file a stipulation of dismissal in connection with the pending litigation matter.  As consideration for the foregoing, the Company agreed to, among other things, (i) purchase a perpetual license from Hawk to use the mark “Hawk Electronics” for $900,000 payable in installments through July 2013, and (ii) assign to Hawk the right and interest in the domain name www.hawkelectronics.com.  In exchange, Hawk agreed to, among other things, allow the Company to continue using the domain name www.hawkelectronics.com in exchange for a monthly royalty payable to Hawk beginning August 2013.

The foregoing description of the Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of such agreement, which contains additional terms customary to the agreements of this nature.

Section 9 – Financial Statements and Exhibits

           Item 9.01.                      Financial Statements and Exhibits

None.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 7, 2010	By: /s/	Thomas A. Hyde, Jr.
Name: Thomas A. Hyde, Jr.
Title: Chief Executive Officer